UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-k

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/01/2007

STAKTEK HOLDINGS, INC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-110806

DE	56-2354935
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8900 Shoal Creek Boulevard, Suite 125, Austin, TX 78757
(Address of principal executive offices, including zip code)

512-454-9531
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 1, 2007, the Board of Directors approved a transition performance bonus for the third quarter of 2007 based on the Company's acquisition of Southland Micro Systems, Inc. (Southland), its ongoing integration efforts, as well as its performance in a time of transitioning the Company's business model. The Board approved a payout of 100% based on the Company's 2007 Bonus Incentive Plan in the event the Company's adjusted operating income was positive for the third quarter of 2007. The Company's executive officers will be paid as follows:

        Chief Executive Officer                                        $105,000

        SVP and Chief Financial Officer                                $48,750

        SVP, General Counsel and Corporate Secretary                      $42,000

Also on November 1, 2007, the Board of Directors amended and restated the Company's 2007 Bonus Incentive Plan to provide that bonuses for the fourth quarter of 2007 will be based on adjusted operating income, which is defined as pro forma operating income, excluding (i) bonus expense for the fourth quarter of 2007; (ii) earn-out expenses associated with the acquisition of Southland; and (iii) integration costs associated with the Southland acquisition. Pro forma operating income is defined as operating income as reported under generally accepted accounting principles (GAAP), less amortization of acquisition intangibles and stock option compensation expense (separately identified on the face of the reported GAAP profit and loss statement).   The Company must achieve a quarterly threshold in order for any bonus to be paid for the fourth quarter of 2007, although the Board of Directors may waive this threshold in a quarter, as it deems appropriate. The payment will be scaled from a 75% payout for achieving the quarterly threshold, to a 100% payout for achieving 100% or more of the quarterly target. The Board of Directors determines the quarterly threshold and quarterly target for the fourth quarter. No changes were made to the percentage of annual base salary that each employee is entitled to receive.

Item 9.01.    Financial Statements and Exhibits

99.1.        Amended and Restated 2007 Bonus Incentive Plan

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAKTEK HOLDINGS, INC

Date: November 05, 2007	By:	/s/ Stephanie Lucie
Stephanie Lucie
SVP, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Amended and Restated 2007 Bonus Incentive Plan